UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Pineapple Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

PINEAPPLE ENERGY INC.

10900 Red Circle Drive

Minnetonka, Minnesota 55343

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held April 12, 2024

Dear Shareholders:

You are cordially invited to attend a Special Meeting (the “Special Meeting”) of Shareholders of Pineapple Energy Inc. (“we,” “us” or the “Company”), on April 12, 2024, beginning at 10:00 a.m., Central Time, for the following purposes:

1.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock at a ratio within a range of 1-for-25 to 1-for-200 (as may be determined by the Board);

2.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 112,500,000 to 2,000,000,000, subject to a proportional downward adjustment for any reverse stock split that is approved and implemented; and

3.	To approve one or more adjournments of the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve any of the proposals at the time of the Special Meeting.

The Special Meeting will be a virtual meeting of shareholders.

Except with respect to shares allocated to you as a participant in the Company’s Employee Stock Ownership Plan (“ESOP”), you may attend the online meeting and vote your shares electronically during the Special Meeting via the internet by visiting: www.virtualshareholdermeeting.com/PEGY2024SM. You will need the 16-digit control number pin that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. We recommend that you log in at least fifteen minutes before the start of the Special Meeting to ensure that you are logged in when the Special Meeting starts.

Please note that if you hold shares of common stock through the ESOP, your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on April 9, 2024. You may not vote the shares of common stock allocated to you through the ESOP electronically during the Special Meeting.

The Board has fixed February 13, 2024 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, we had shares of common stock outstanding and entitled to vote.

By Order of the Board of Directors,

Roger H.D. Lacey, Chairman

Minnetonka, Minnesota
Dated: March , 2024

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice and the Proxy Statement following this Notice are available at www.proxyvote.com

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

PINEAPPLE ENERGY INC.
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING

This Proxy Statement is furnished to the shareholders of Pineapple Energy Inc. (“we,” “us” or the “Company”) beginning March     , 2024 in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Special Meeting of Shareholders that will be held virtually on April 12, 2024 beginning at 10:00 a.m., Central Time, or at any adjournment or adjournments thereof.

In this proxy statement, references to the “Merger” mean the merger on March 28, 2022 of the Company, formerly known as Communications Systems, Inc. (“CSI”), with Pineapple Energy LLC (“Pineapple LLC”), whereby Pineapple LLC became a wholly-owned subsidiary of the Company (the “Merger”).

How can I attend the virtual Special Meeting?

The Special Meeting will be online and a completely virtual meeting of shareholders. This decision was made based on our desire to facilitate participation of shareholders in the Special Meeting wherever they may be located.

All shareholders are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please vote your shares by internet, telephone or signing and returning the enclosed proxy or other voting instruction form.

Please note that if you hold shares of common stock through the Employee Stock Ownership Plan (“ESOP”), your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on April 9, 2024. You may not vote the shares of common stock allocated to you through the ESOP electronically during the Special Meeting.

To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the Special Meeting by visiting www.virtualshareholdermeeting.com/PEGY2024SM and entering your 16-digit control number. If you are a participant in the ESOP, you may attend the Special Meeting as a guest by visiting the same website and logging in as a guest. If you are attending as a guest, you will not need a control number. The Special Meeting will begin promptly at 10:00 a.m., Central Time, on April 12, 2024.

The internet address to attend and vote at the Special Meeting is
www.virtualshareholdermeeting.com/PEGY2024SM

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Special Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Special Meeting. We recommend that you log in at least ten minutes before the Special Meeting.

What is the purpose of the meeting?

At our Special Meeting, shareholders will act upon the matters disclosed in the notice of the Special Meeting of Shareholders that accompanies this proxy statement. These include:

●	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock at a ratio within a range of 1-for-25 to 1-for-200 (as may be determined by the Board) (the “Reverse Stock Split Proposal”);

●	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 112,500,000 to 2,000,000,000, subject to a proportional downward adjustment for any reverse stock split that is approved and implemented (the “Authorized Share Amendment Proposal”); and

●	To approve one or more adjournments of the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve any of the proposals at the time of the Special Meeting (the “Adjournment Proposal”).

How does the Board recommend that I vote?

The Board named in this proxy statement recommends a vote:

●	FOR the Reverse Stock Split Proposal;

●	FOR the Authorized Share Amendment Proposal; and

●	FOR the Adjournment Proposal.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on February 13, 2024 (the “record date”), you are entitled to vote at the meeting. As of the record date, shares of common stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of those shares, and your shares are held in street name.

What are the voting rights of the shareholders?

Holders of common stock are entitled to one vote per share. Therefore, a total of votes are entitled to be cast at the meeting.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The holders of a majority of all shares outstanding and entitled to vote, represented either in person or by proxy, shall constitute a quorum for the transaction of business at the Special Meeting.

What if I do not specify a voting choice for a proposal when returning a proxy?

Proxies or other voting instruction forms that are signed and returned without voting instructions will be voted in accordance with the recommendations of the Board . The Board recommends that shareholders vote FOR each proposal presented at the Special Meeting.

How are proxies solicited and what is the cost?

The Company will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. The Company will be solely responsible for the costs of the solicitation.

The Company has engaged Morrow Sodali LLC (“Morrow”) to assist it in soliciting proxies for the Special Meeting. The Company will pay Morrow a base fee of $10,000, plus reasonable out-of-pocket expenses.

Additionally, some of our directors, officers and regular employees may solicit proxies personally or by telephone, letter, facsimile or email. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse these holders for their reasonable out-of-pocket expenses.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

●	through the Internet, by following the instructions provided in the proxy card;

●	by telephone, by following the instructions provided in the proxy card; or

●	by completing, signing and dating the proxy card and returning it in the envelope provided.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet, by mail or by telephone, by following the instructions in the voting instruction card provided to you by your broker, bank, trustee or nominee.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

What does it mean if I receive more than one proxy card or voting instruction card?

It means you hold shares of our common stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card or voting instruction card.

What vote is required for the proposals to be approved?

The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Reverse Stock Split Proposal	FOR votes by at least two-thirds of the outstanding shares of common stock.	Abstentions will have the same effect as votes cast AGAINST the proposal. There should not be any broker non-votes with respect to this proposal.

2	Authorized Share Amendment Proposal	FOR votes by at least a majority of the outstanding shares of common stock.	Abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal.

3	Adjournment Proposal	FOR votes by at least a majority of the number of shares of common stock entitled to vote and represented at the meeting.	Abstentions will have the same effect as votes cast AGAINST the proposal. There should not be any broker non-votes with respect to this proposal.

If you are a participant in the ESOP and do not vote the shares allocated to you in the ESOP, your shares will be voted at the Special Meeting according to the provisions of the ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of common stock allocated to ESOP participants for which voting instructions were received and were voted on that proposal.

How are votes counted?

Shareholders may vote FOR, AGAINST, or ABSTAIN on Proposals 1 through 3.

If you vote ABSTAIN, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on any of the proposals, it will have the effect noted in the table above.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for determining whether a quorum exists, but are not considered entitled to vote on the proposal in question.

We understand that Proposals 1 and 3 are considered “routine” proposals under New York Stock Exchange rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on such proposals, even if the broker or other nominee does not receive voting instructions from you.

As a result, we do not anticipate any broker non-votes with respect to Proposals 1 and 3. With respect to Proposal 2, your broker or nominee may not vote your shares without receiving voting instructions from you.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares:

●	FOR the Reverse Stock Split Proposal;

●	FOR the Authorized Share Amendment Proposal; and

●	FOR the Adjournment Proposal.

If any other matters come up for a vote at the meeting, the proxy holders will vote the shares they are entitled to vote, according to the recommendations of the Board or, if there is no recommendation, at their own discretion.

May I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

●	by sending a written notice of revocation to our Corporate Secretary;

●	by submitting another properly signed proxy card at a later date to our Corporate Secretary; or

●	by submitting another proxy by telephone or via the Internet at a later date.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Unless you are a participant in the ESOP, you can also change your proxy by voting at the meeting.

Why did I receive a full set of the proxy materials, instead of a notice regarding the Internet availability of proxy materials?

Although in the past we have mailed just a notice to our shareholders regarding the availability of proxy materials through the Internet, for the Special Meeting, we have elected to use the “full set delivery” option and so are providing paper copies of proxy materials to all our shareholders, unless otherwise previously requested by the shareholder.  Our proxy materials are also available via the Internet at www.proxyvote.com.

How can a shareholder get a copy of the Company’s 2022 Form 10-K?

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including the consolidated financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary, 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Our Form 10-K is also available on our website in the “Investor Relations—SEC Filings” section of our website at www.pineappleenergy.com.

PROPOSAL NO. 1

REVERSE STOCK SPLIT PROPOSAL

The Company is asking its shareholders to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock at a ratio within a range of 1-for-25 to 1-for-200, subject to and as determined by the Board. Here and in other parts of this proxy statement, we refer to this as the “Reverse Stock Split.” The Board has approved and declared advisable the amendment relating to the Reverse Stock Split, and recommends that our shareholders approve the amendment.

The primary reason the Company is seeking shareholder approval of the Reverse Stock Split Proposal is to attempt to increase the per share closing price of the Company's common stock to meet the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market. If the Reverse Stock Split Proposal is not approved by the Company's shareholders, the common stock may be delisted from Nasdaq.

If the Reverse Stock Split Proposal is approved by our shareholders, and if the Board determines to implement the Reverse Stock Split, the Reverse Stock Split will be effective upon the filing of an amendment to our Amended and Restated Articles of Incorporation with the Minnesota Secretary of State (the “Split Effective Time”). A form of the proposed amendment is attached to this proxy statement as Appendix A. If the Reverse Stock Split is approved by our shareholders, the filing that is made with the Minnesota Secretary of State will set forth the final ratio and basis upon which the Reverse Stock Split will be effected, as determined by the Board. Nevertheless, the Reverse Stock Split will not be effected on more than 1-for-200 basis, meaning that no more than 200 shares issued and outstanding prior to the effectiveness of the Reverse Stock Split will be combined into one share of common stock issued and outstanding upon and after the Split Effective Time.

The Board reserves the right, notwithstanding shareholder approval and without further action by shareholders, to elect not to proceed with the Reverse Stock Split if the Board should later determine that the Reverse Stock Split is no longer in the best interests of the Company.

In determining whether to implement the Reverse Stock Split and which reverse stock split ratio to implement, if any, if shareholders approve this Reverse Stock Split Proposal, the Board may consider, among other things, various factors, such as:

●	the historic trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;

●	the ability of the Company to maintain its listing on the Nasdaq Global Market;

●	which Reverse Stock Split ratio would result in the least administrative cost to the Company; and

●	prevailing general market and economic conditions.

While the Minnesota Business Corporation Act (“MBCA”) allows certain reverse stock splits to be effected by board action alone, without approval of a corporation’s shareholders, unless otherwise required by a corporation’s articles of incorporation, Article IX of the Company’s Amended and Restated Articles of Incorporation requires shareholder approval of a reverse stock split.

Further, if the Reverse Stock Split is approved and implemented, the number of authorized shares of our common stock will be reduced proportionately based on the Reverse Stock Split ratio approved by the Board.

Reasons for the Recommendation of the Board

The primary reason the Board is recommending that the shareholders vote FOR the Reverse Stock Split Proposal is to attempt to increase the Company’s stock price to meet Nasdaq’s minimum bid price requirement.

On October 27, 2023, the Company received a notice from the Listing Qualifications Department of the Nasdaq Stock Market informing the Company that because the closing bid price for the Company’s common stock listed on Nasdaq was below $1.00 per share for the last 31 consecutive business days, the Company does not comply with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Rule”). In accordance with Nasdaq’s Listing Rules, the Company has a period of 180 calendar days, or until April 24, 2024, to regain compliance with the Minimum Bid Rule. If at any time during this 180-day period, the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation that the Company has achieved compliance with the Minimum Bid Rule. On February 22, 2024, the closing price of the Company’s common stock was $0.08 per share.

Additionally, under the continued listing standards of Nasdaq, the Company’s common stock may be subject to immediate delisting from Nasdaq if its common stock has a closing bid price of $0.10 or less for any ten (10) consecutive trading days (the “$0.10 Rule”). In the event that the Company is in violation of the $0.10 Rule, Nasdaq will issue a Staff Delisting Determination with the potential opportunity for the Company to appeal that determination.

There can be no assurances that the Company will be able to regain compliance with the minimum bid price requirement nor can there be assurances that it will maintain compliance with the $0.10 Rule. If the Company is unable to regain or maintain compliance with these Nasdaq requirements, its common stock will be delisted from Nasdaq.

We are seeking shareholder approval for the authority to effectuate the Reverse Stock Split as a means of increasing the share price of our common stock at or above $1.00 per share in order to avoid further action by Nasdaq, in the event we are not able to satisfy the minimum bid price requirement in adequate time before the deadline or any extension (which may not be granted). We expect that the Reverse Stock Split would increase the bid price per share of our common stock above the $1.00 per share minimum price, thereby satisfying this listing requirement. However, there can be no assurance that the Reverse Stock Split would have that effect, initially or in the future, or that it would enable us to maintain the listing of our common stock on The Nasdaq Capital Market.

If shareholders do not approve the Reverse Stock Split Proposal and the Company’s stock price does not otherwise increase to greater than $1.00 per share for at least 10 consecutive trading days, we expect the common stock to be subject to a delisting action by Nasdaq. We believe that the Reverse Stock Split is the most likely way to assist the stock price in reaching the minimum bid level required by The Nasdaq Capital Market, although effecting the Reverse Stock Split cannot guarantee that the common stock would be in compliance with the minimum bid price requirement for even the minimum 10-day trading period. Furthermore, the Reverse Stock Split cannot guarantee we would be in compliance with the other criteria required to maintain our listing on The Nasdaq Capital Market.

On January 3, 2024, the Company held its second reconvened 2023 Annual Meeting of Shareholders, and the Company’s shareholders approved a reverse stock split of the outstanding shares of the Company’s common stock, at a ratio within a range of 1-for-2 to 1-for-15, as determined by the Board (the “Prior Reverse Stock Split Approval”). The Board has not implemented a reverse stock split pursuant to the Prior Reverse Stock Split Approval, and has determined that, based on recent stock prices of the Company’s common stock, the maximum ratio under the approved range of 1-for-15 pursuant to the Prior Reverse Stock Split Approval would not be sufficient to cause the stock price to increase or be maintained at a level that would satisfy applicable listing requirements. As a result, the Board has determined to ask its shareholders to approve the Reverse Stock Split of the outstanding shares of the Company’s common stock, at a ratio within a range of 1-for-25 and 1-for-200, as determined by the Board, at the Special Meeting.

If the Reverse Stock Split Proposal is approved by the Company’s shareholders, the Company would, if determined by the Board, implement that approval up to the maximum ratio, instead of that approved under the Prior Reverse Stock Split Approval.

Principal Effects of the Reverse Stock Split

If approved and implemented, the principal effects of the Reverse Stock Split would include the following, all of which have been considered by the Board in approving and, recommending a vote for, the Reverse Stock Split Proposal:

●	The number of issued and outstanding shares of common stock will be reduced and each shareholder will own fewer shares than they owned immediately before the Reverse Stock Split. The number of issued and outstanding shares of our common stock will be reduced from 57,091,405 shares (as of February 13, 2024), to the quotient obtained by dividing that number of shares by the Reverse Stock Split ratio ultimately selected by the Board of Directors (which ratio will not exceed 200); so for example, if the Reverse Stock Split ratio selected by the board is 200 (i.e., a 1-for-200 ratio or split basis) then there will be 285,457 number of common shares outstanding after the Reverse Stock Split (which is the quotient obtained by dividing the number of shares outstanding prior to the Reverse Stock Split, or 57,091,405, by 200).

●	The number of shares of common stock reserved and available for issuance under the 2022 Equity Incentive Plan and 2022 Employee Stock Purchase Plan will be adjusted proportionately based on the Reverse Stock Split ratio selected by the Board.

●	The number of shares issuable upon the exercise or vesting of all then outstanding equity awards will be adjusted proportionately based on the Reverse Stock Split ratio selected by the Board.

●	The number of shares of common stock issuable upon conversion of the Series A convertible preferred stock and issuable upon exercise of the outstanding warrants, and the conversion price of the Series A convertible preferred stock and the exercise price of the warrants, will be adjusted proportionately based on the Reverse Stock Split ratio selected by the Board.

●	Except for adjustments that may result from the treatment of fractional shares resulting from the Reverse Stock Split, which are explained below under the section entitled “—Fractional Shares,” each shareholder will hold the same percentage of common stock immediately following the Reverse Stock Split as the shareholder held immediately prior to the Reverse Stock Split.

●	The voting rights, rights to dividends and distributions and other rights of common stock will not be changed as a result of the Reverse Stock Split.

●	We will obtain a new CUSIP number for our common stock on a post-Reverse Stock Split basis.

The Reverse Stock Split will not affect the Company continuing to be subject to the periodic reporting requirements of the Exchange Act. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The Reverse Stock Split will be effected simultaneously for all outstanding shares of our common stock. The Reverse Stock Split will affect all common shareholders uniformly and will not affect any shareholder’s percentage interest in the Company, except to the extent that the Reverse Stock Split results in any shareholder owning a fractional share. Shares of our common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable. Further, the Reverse Stock Split, if implemented, will not affect the par value of our common stock.

The Reverse Stock Split, if implemented, will not affect the total authorized number of shares of our preferred stock or the par value of our preferred stock.

As noted above, following the Reverse Stock Split, the number of authorized shares of our common stock will be reduced proportionately based on the Reverse Stock Split ratio that is selected. Our authorized common stock currently consists of 112,500,000 shares, which will decrease after giving effect to the Reverse Stock Split, as shown in the table below.

The following table illustrates the effects of a 1-for-25 to 1-for-200 Reverse Stock Split (without giving effect to the treatment of fractional shares), based on share information as of February 13, 2024:

	Shares of Common Stock
	Issued and Outstanding (1)	Issuable Under Existing Arrangements (1)(2)	Authorized for Issuance (1)
Pre-Reverse Stock Split	57,091,405	783,393,122	112,500,000
1-for-25 Reverse Stock Split	2,283,656	31,335,724	4,500,000
1-for-50 Reverse Stock Split	1,141,828	15,667,862	2,250,000
1-for-100 Reverse Stock Split	570,914	7,883,931	1,125,000
1-for-200 Reverse Stock Split	285,457	3,916,965	562,500

(1)	These estimates do not reflect the potential effects of cash payments in lieu of issuance of fractional shares that may result from the Reverse Stock Split.

(2)	This column reflects shares issuable under our existing conversion obligations in connection with our Series A convertible preferred stock and the common stock warrants, as further described in the Authorized Share Amendment Proposal below. Unless the Authorized Share Amendment Proposal is approved and implemented, our conversion obligations in connection with our Series A convertible preferred stock and the common stock warrants will exceed our total shares authorized.

There are risks associated with the Reverse Stock Split, all of which have been considered by the Board in recommending to the shareholders the Reverse Stock Split Proposal for approval.

We cannot predict whether the Reverse Stock Split will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of our common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split;

●	the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

●	the Reverse Stock Split will result in a per share price that will increase the ability of the Company to attract and retain employees; or

●	the bid price per share will either exceed or remain in excess of the $1.00 minimum bid price or $0.10 threshold under the $0.10 Rule as required by Nasdaq for continued listing.

The market price of our common stock will also be based on the performance of the Company, and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of the Company may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, there can be no assurance that our common stock will not be delisted due to a failure to meet other listing requirements even if the market price per share of our common stock post Reverse Stock Split remains in excess of the minimum bid price requirement.

The anticipated resulting increase in the per share price of our common stock due to the Reverse Stock Split is expected to encourage greater interest in our common stock by brokers and investors and possibly promote greater liquidity for its shareholders. However, there is no assurance that such greater interest or liquidity will occur.

Since the Reverse Stock Split will decrease the number of shares held by shareholders, the Reverse Stock Split may increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to shareholders in the event they wish to sell all or a portion of their shares.

The Reverse Stock Split is not part of a plan by management to recommend to the Board or the shareholders a series of other amendments to our Amended and Stated Articles of Incorporation. Other than the Reverse Stock Split Proposal and the Authorized Share Amendment Proposal, the Board does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Articles of Incorporation that may be construed to affect the ability of third parties to take over or change the control of the Company.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If our shareholders approve the Reverse Stock Split Proposal, and if the Board believes that the Reverse Stock Split is in the best interests of the Company and its shareholders, the Board will approve a specific Reverse Stock Split ratio and determine the Split Effective Time. The Company then will file the amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Minnesota that specifies the Split Effective Time. Beginning at the Split Effective Time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the Split Effective Time, shareholders will be notified that the Reverse Stock Split has been effected. Holders of our common stock holding all of their shares electronically in book-entry form do not need to take any action (the exchange will be automatic) to receive post-split shares. Holders of pre-split shares held in certificated form will be asked to surrender to the Company’s transfer agent certificates representing pre-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. Upon receipt of the holder’s pre-split certificate(s) and the properly completed and executed letter of transmittal, the holder will be issued the appropriate number of shares of common stock electronically in book-entry form. No new shares in book-entry form will be reflected until the holder surrenders the holder’s outstanding pre-Reverse Stock Split certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares to be reclassified into one post-split share, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the shareholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date of the Split Effective Time; provided, however, holders of certificated shares must first surrender to the exchange agent the certificates representing such pre-split shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Split Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Consequences

The par value per share of common stock will remain unchanged at $0.05 per share after the Reverse Stock Split. As a result, at the split effective time of the reverse stock split, the stated capital on the Company’s balance sheet attributable to its common stock will be reduced proportionately based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account will be increased for the amount by which the stated capital is reduced. After the Reverse Stock Split, net income or loss per share, and other per share amounts will be increased because there will be fewer shares of common stock outstanding. In future financial statements, net income (loss) per share and other per share amounts for periods ending before the Reverse Stock Split will be restated to give retroactive effect to the Reverse Stock Split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to our U.S. shareholders, but does not purport to be a complete analysis of all potential tax consequences that may be relevant to our U.S. shareholders. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. shareholder. The Company has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the Reverse Stock Split.

This discussion does not address all U.S. federal income tax consequences that may be relevant to a U.S. shareholder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. This discussion is limited to our U.S. shareholders that hold common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address consequences relevant to our U.S. shareholders subject to special rules, including, without limitation:

●	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;

●	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

●	persons who are not “United States persons” within the meaning of Section 7701(a)(30) of the Code;

●	shareholders who are subject to the alternative minimum tax provisions of the Code;

●	persons who hold their shares of common stock as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction;

●	persons that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; and

●	certain expatriates or former citizens or long-term residents of the United States.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership should depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Company common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This summary is for information purposes only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular company U.S. shareholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Reverse Stock Split

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. shareholder should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of combined company common stock, as discussed below. A U.S. shareholder’s aggregate tax basis in the shares of combined company common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of combined company common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of combined company common stock), and such U.S. shareholder’s holding period in the shares of combined company common stock received should include the holding period in the shares of combined company common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of combined company common stock surrendered to the shares of combined company common stock received pursuant to the Reverse Stock Split. Holders of shares of combined company common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

In general, a shareholder who receives cash payment in lieu of a fractional share should be treated as if the fractional share were issued and then redeemed. Whether such redemption qualifies for sale or exchange treatment depends on whether the reduction in the shareholder’s stock ownership is considered to be a meaningful reduction in interest for purposes of Section 302(b)(l) of the Code or otherwise eligible for sale or exchange treatment. The redemption of fractional shares from a minority shareholder in a recapitalization is generally considered to be a meaningful reduction in interest or otherwise eligible for sale or exchange treatment. Therefore, minority shareholders are generally expected to recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s tax basis of the pre-Reverse Stock Split shares of our common stock that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period in its pre-Reverse Stock Split shares of our common stock is more than one year as of the Split Effective Time. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. shareholder may be subject to information reporting and backup withholding when such holder receives cash in lieu of fractional shares of combined company common stock in the Reverse Stock Split. Certain U.S. shareholders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. shareholder will be subject to backup withholding if such holder is not otherwise exempt and:

●	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

●	the holder furnishes an incorrect taxpayer identification number;

●	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

●	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Our U.S. shareholders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Appraisal or Dissenters’ Rights

Pursuant to the MBCA, shareholders are not entitled to appraisal rights or dissenter’s rights with respect to any proposal to be presented at the Special Meeting, including the approval of a Reverse Stock Split Proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1: REVERSE STOCK SPLIT PROPOSAL

PROPOSAL NO. 2

AUTHORIZED SHARE AMENDMENT PROPOSAL

Overview

We are asking our shareholders to approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 112,500,000 to 2,000,000,000, subject to a proportional downward adjustment for any reverse stock split that is implemented, including pursuant to the Reverse Stock Split Proposal, if approved, or the Prior Reverse Stock Split Approval. The following discussion is qualified by the text of the amendment to the authorized shares section of our Amended and Restated Articles of Incorporation, which is set forth in Appendix B attached to this proxy statement. Our Board believes that the authorized share increase is necessary to satisfy our conversion obligations in connection with our Series A convertible preferred stock and the common stock warrants, and to maintain flexibility to issue shares of common stock for future corporate needs.

If approved, the additional authorized shares of our common stock would have rights identical to our current issued and outstanding shares of common stock. Issuance of the additional shares of common stock would not affect the rights of the holders of our issued and outstanding shares of common stock, except for effects incidental to any increase in the number of shares of common stock issued and outstanding, such as dilution of earnings per share and voting rights. Under our Amended and Restated Articles of Incorporation, holders of our common stock do not have preemptive rights.

Reasons for the Recommendation of the Board

Our Amended and Restated Articles of Incorporation currently authorize the issuance of up to 112,500,000 shares of common stock and 3,000,000 shares of preferred stock. As of February 22, 2024, we had 20,938 shares of Series A convertible preferred stock issued and outstanding; the proposed share increase would not affect the number of authorized shares of preferred stock.

As of February 22, 2024, we estimate that the following shares of common stock were issued or reserved for future issuance:

●	61,641,405 shares were issued and outstanding;

●	2,500,000 shares were reserved for issuance as earnout consideration for the Merger;

●	415,005 shares were available for issuance under the 2022 Employee Stock Purchase Plan;

●	911,404 shares were reserved for issuance upon the settlement of outstanding restricted stock units; and

●	271,089 shares were available for grant under the 2022 Equity Incentive Plan.

In addition, under the securities purchase agreement relating to the private placement transaction (the “PIPE Offering”) we completed on March 28, 2022, we are obligated to maintain a required minimum reserve of at least 200% of the number of shares issuable upon conversion or exercise of the Series A convertible preferred stock and common stock warrants from the authorized shares of our common stock. So long as a warrant remains outstanding, we are obligated to at all times keep reserved for issuance a number of shares of common stock at least equal to 200% of the maximum number of shares of common stock as are issuable upon exercise of the outstanding warrants without regard to any limitations on exercise. Our Series A convertible preferred stock and the common stock warrants issued in the PIPE Offering have anti-dilution provisions that would increase the number of shares issuable upon conversion or exercise, and lower the conversion or exercise price, if we issue equity securities at a price less than the conversion or exercise price at the time of such issuance.

As previously disclosed, on February 5, 2024, we entered into a securities purchase agreement with certain institutional investors (the “Purchasers”) for the sale by the Company of 2,702,703 shares of our common stock, in a registered direct offering (the “Direct Offering”). The Purchasers in this offering agreed to purchase, and the Company agreed to sell, such shares at a purchase price per share of $0.37. In connection with the Direct Offering, the Company also entered into a Limited Waiver and Amendment (the “Waiver”), dated February 5, 2024, with the Purchasers with respect to up to 50% of the shares of Series A convertible preferred stock issued pursuant to the Certificate of Designation of Preferences, Rights and Limitations of our Series A convertible preferred stock, previously filed with the State of Minnesota on March 25, 2022 (the “Certificate of Designation”). The Certificate of Designation and the Company’s outstanding common stock purchase warrants, dated March 22, 2022, have anti-dilution provisions that would increase the number of shares issuable upon conversion or exercise, and lower the conversion or exercise price of our Series A convertible preferred stock and our common stock purchase warrants, respectively, if the Company issues equity securities at a price less than the current conversion or exercise price of our Series A convertible preferred stock and our common stock purchase warrants, respectively, at the time of such issuance. The anti-dilution provisions of the Certificate of Designation and our common stock purchase warrants reset (a) the conversion price of our Series A convertible preferred stock to the lower of the effective price per share of the subsequent equity sale or the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the public announcement of the execution of the dilutive issuance and (b) the exercise price of our common stock purchase warrants to the lower of the effective price per share of the subsequent equity sale or the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the public announcement of the execution of the dilutive issuance with the number of shares of the common stock issuable under our common stock purchase warrants increasing such that the aggregate exercise price payable under our common stock purchase warrants, after taking into account the decrease in the exercise price, is equal to the aggregate exercise price prior to the anti-dilution adjustment.

As a result of the Direct Offering and in accordance the anti-dilution provisions of the Certificate of Designation and our common stock purchase warrants, the conversion price of our Series A convertible preferred stock and the exercise price of our common stock purchase warrants would adjust to the lower of (i) $0.37 or (ii) the lowest volume weighted average price of our common stock during the five consecutive trading days immediately following the public announcement of the Direct Offering and the number of shares of the Common Stock issuable under our common stock purchase warrants would increase proportionally. In connection with the Waiver, the Purchasers agreed to a floor of $0.14 with respect to the adjustment set forth in clause (ii) above. In connection with the Waiver, the Purchasers also agreed to waive future anti-dilution protection with respect to 50% of the shares of our Series A convertible preferred stock held by such Purchaser as of the date of the Waiver and the Company agreed to extend the term of our common stock purchase warrants until March 28, 2029.

As of February 22, 2024, of the $20.9 million stated value of the Series A convertible preferred stock currently outstanding, (a) $14 million is currently convertible to common stock at a conversion price of $0.14 of stated value per share of common stock (i.e., 175,000,000 shares of common stock) and (b) $6.9 million is convertible to common stock at a conversion price of $0.14 of stated value per share of common stock (i.e., 149,558,114 shares of common stock in the aggregate) due to the anti-dilution protection set forth in the Waiver with respect to 50% of the shares of our Series A convertible preferred stock held by the Purchasers. In addition, warrants issued in the PIPE Offering to purchase 235,539,698 shares of common stock are exercisable at a weighted average of $0.14 share. All of these securities are subject to anti-dilution adjustments in certain events. Our closing price on the Nasdaq Capital Market on February 22, 2024 was $0.08. We would require at least 575,297,017 additional authorized shares of common stock to satisfy our obligations to the holders of the Series A convertible preferred stock and warrants issued in the PIPE Offering under these circumstances.

In addition to satisfying our conversion obligations, our Board believes that it is important for us to have additional authorized shares of common stock for the 2022 Equity Incentive Plan to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other service providers to our Company, as well as to have additional available shares of common stock for the 2022 Employee Stock Purchase Plan to encourage stock ownership by our employees.

Further, our Board believes it is important for our Company to have available for issuance a number of authorized shares of common stock sufficient to support our growth and to provide flexibility for future corporate needs that may be identified by the Board in the future, including, if needed, for financing our business, for acquiring other businesses, and for forming strategic partnerships and alliances. Accordingly, to the extent any authorized shares are not used to satisfy our conversion obligations under our Series A convertible preferred stock and warrants, we would retain them for such potential uses in the future; provided, that, we currently have no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes except in connection with equity compensation plans.

After careful consideration, our Board approved the amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock by 1,887,500,000 shares, from 112,500,000 to 2,000,000,000, subject to a proportional downward adjustment for any reverse stock split (as further described below). This increase was designed to provide us with sufficient authorized but unissued and unreserved shares of common stock to allow the reservation of 575,297,017 additional authorized and unreserved shares to permit the reset of the conversion price of our Series A convertible preferred stock to $0.08 or $0.14 (for preferred shares held by the Purchasers), as applicable, which would lead to a corresponding increase to the shares of common stock issuable upon conversion of the Series A convertible preferred stock to 224,558,114 shares, and the adjustment of the warrants to purchase common stock issued in the PIPE Offering to an exercise price of $0.08 per warrant, which would lead to a corresponding increase to the shares of common stock issuable upon exercise of the warrants to 400,000,000 shares, as well as to increase our additional authorized but unissued and unreserved shares by approximately 1296% of our authorized shares, which is 1,457,840,496 shares. We note that the issuance of common stock upon conversion of the Series A convertible preferred stock and exercise of the warrants in connection with the PIPE Offering was approved by our shareholders at our special meeting of shareholders in March 2022.

Proportional Downward Adjustment to Authorized Shares for Any Reverse Stock Split

If we implement a reverse stock split, including pursuant to the Reverse Stock Split Proposal, if approved, or the Prior Reverse Stock Split Approval, then the incremental increase in the number of authorized shares of our common stock pursuant to the Authorized Share Amendment Proposal (i.e., 1,877,500,000) shall be adjusted proportionally downward at the same ratio as such reverse stock split. For example, if this Authorized Share Amendment Proposal is approved, and if we were to effect the Reverse Stock Split at a ratio of 1-for-200, then the increase in the number of authorized shares of our common stock would be 9,437,500, instead of 1,887,500,000 (due to the proportional reduction by a factor of 200). Alternatively, if we do not effect a reverse stock split, then the approval of this Authorized Share Amendment Proposal would increase our authorized shares of common stock to 2,000,000,000 with no proportional adjustment, which the Board believes is warranted based on the factors discussed above.

Potential Effects of the Authorized Share Amendment

The increase in the number of authorized shares of our common stock will not have any immediate effect on the rights of existing shareholders. However, because the holders of our common stock do not have any preemptive rights, future issuance of shares of common stock or securities exercisable for or convertible into shares of common stock could have a dilutive effect on our earnings per share, book value per share, voting rights of shareholders and could have a negative effect on the price of our common stock.

Our Board has not proposed the increase in the number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of the Company. Under certain circumstances, however, the additional authorized shares could be used in a manner that has an anti-takeover effect. For example, the additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of our company or could be issued to persons allied with the Board or management and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal.

Accordingly, if the authorized share increase is approved by shareholders, the additional shares of authorized common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder or group of holders of a large block of common stock, or the replacement or removal of one or more directors or members of management.

Appraisal or Dissenters’ Rights

Pursuant to the MBCA, our shareholders are not entitled to appraisal rights or dissenter’s rights with respect to the Authorized Share Amendment Proposal.

Effectiveness of Amendment

If this Proposal is approved by our shareholders, the amendment to the Company’s Amended and Restated Articles of Incorporation will become effective upon the filing of articles of amendment with the Minnesota Secretary of State or such later effective date and time as specified in the articles of amendment in accordance with Minnesota law.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2: AUTHORIZED SHARE AMENDMENT PROPOSAL

PROPOSAL No. 3
ADJOURNMENT PROPOSAL

We are asking shareholders to approve a proposal to permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that, at the Special Meeting, there are insufficient votes to approve any of the proposals (the “Adjournment Proposal”).

In this Adjournment Proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning the Special Meeting, and any later adjournments, to another time and place. If our shareholders approve the Adjournment Proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to a later date and use the additional time to solicit additional proxies in favor of the other proposals, including the solicitation of proxies from holders of our common stock that have previously voted against any of the proposals. If the Adjournment Proposal is approved, we could adjourn the Special Meeting without a vote on the proposals even if we had received proxies representing votes against such proposal such that it would not be approved by the vote required and seek to convince the holders of those shares to change their votes to votes in favor of such proposal. If you have previously submitted a proxy on any proposal and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.

The length of time the Special Meeting is adjourned or postponed will depend on the circumstances and will be determined by the Company. If the Special Meeting is adjourned for more than 120 days after the date fixed for the original meeting date, we will be required to provide our shareholders with formal notice of the adjourned meeting.

Our Board believes that if the number of shares of our common stock present or represented at the Special Meeting is insufficient to approve any of the other proposals, it is in the best interests of our shareholders to enable us, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve these proposals.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3: ADJOURNMENT PROPOSAL

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth ownership of the Company’s common stock by (i) each person known by the Company to own of record or beneficially 5% or more of the Company’s common stock, (ii) each director of the Company, (iii) each of the Named Executive Officers of the Company, and (iv) all executive officers and directors of the Company as a group, in each case based upon information available as of February 13, 2024 (unless otherwise noted). Percentage ownership is based on 57,091,405 shares of our common stock outstanding as of February 13, 2024. Unless otherwise stated, the address of each person is 10900 Red Circle Drive, Minnetonka, MN 55343.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
Hudson Bay Capital Management LP and Sander Gerber (2) 28 Havemeyer Place, 2nd Floor Greenwich, CT 06830	4,287,104	7.5%
Roger H.D. Lacey	58,236	*
Kyle Udseth (3)	259,345	*
Marilyn Adler	15,190	*
Thomas J. Holland	37,810	*
Scott M. Honour	15,233	*
Randall D. Sampson (4)	235,391	*
Scott Maskin	547,105	1.0%
Eric Ingvaldson	19,034	*
Kristin Hlavka (5)	30,068	*
All executive officers and directors as of February 13, 2024 as a group (9 persons)	1,217,412	2.1%

*Less than one percent

(1)	Includes the following number of shares allocated to the accounts of the following participants in the ESOP, as of February 13, 2024: Mr. Lacey, 1,824 shares; Ms. Hlavka, 2,420 shares; and all current directors and executive officers as a group, 4,244 shares.

(2)	Based on information provided by Hudson Bay Capital Management LP (“Hudson Bay”) and Sander Gerber to the Company, the reporting persons have shared voting and dispositive power over 4,287,104 shares of common stock issuable upon exercise of warrants and/or conversion of shares of convertible preferred stock, subject to a limitation on the reporting persons beneficially owning more than 9.99% of the outstanding shares of our common stock. Hudson Bay serves as the investment manager to Hudson Bay Master Fund Ltd., in whose name the securities are held. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay; Mr. Gerber disclaims beneficial ownership of these securities.

(3)	Mr. Sampson has or shares voting and dispositive power over: (i) 47,085 shares of common stock owned by Mr. Sampson individually; (ii) 12,844 shares of common stock owned jointly by Mr. Sampson and his spouse; (iii) 170,333 shares of common stock held by Sampson Family Real Estate Holdings, LLC, of which Mr. Sampson is the sole manager; and (iv) 5,129 shares of common stock held by the Sampson Family Foundation, a charitable foundation of which Mr. Sampson is one of five directors. The two officers of the Sampson Family Foundation have the authority to vote and dispose of the shares of common stock held by the Sampson Family Foundation. Mr. Sampson is not an officer of the Sampson Family Foundation. Mr. Sampson disclaims beneficial ownership of all of the shares of common stock except those shares he holds individually or jointly with his spouse.

(4)	Includes 183,396 shares held by Mr. Udseth directly and 75,949 RSUs that vest within 60 days of February 13, 2024.

(5)	Includes 17,410 shares held by Ms. Hlavka directly and 12,658 RSUs that vest within 60 days of February 13, 2024.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Corporate Secretary, 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies will be voted in accordance with the judgment of the persons acting as proxies.

By Order of the Board of Directors,

Roger H.D. Lacey, Chairman

APPENDIX A

PROPOSED AMENDMENT TO THE

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT
OF PINEAPPLE ENERGY INC.

The undersigned, Chief Executive Officer of Pineapple Energy Inc., a Minnesota corporation (the “Corporation”), hereby certifies that the following Articles of Amendment have been duly adopted by the Corporation’s Board of Directors and shareholders pursuant to the provisions of the Minnesota Business Corporation Act (the “Act”):

1. The name of the Corporation is: Pineapple Energy Inc.

2. Article V (Capital Stock) of the Corporation’s Fourth Amended and Restated Articles of Incorporation, is hereby amended by adding the following new paragraph “SECTION 3” as follows:

SECTION 3. Reverse Stock Split. Effective upon the filing of the Articles of Amendment approved by the shareholders of the Corporation (the “Effective Time”), the issued and outstanding shares of common stock of the Corporation shall be combined on a 1-for-[__] basis such that, at the Effective Time, every [__] shares of common stock outstanding immediately prior to the Effective Time shall be combined into one share of common stock. This reverse stock split will be effected through the exchange and replacement of certificates representing issued and outstanding shares of common stock as of the Effective Time, together with immediate book-entry adjustments to the stock register of the Corporation maintained in accordance with the Act. In the event that the reverse stock split would result in a shareholder being entitled to receive less than a full share of common stock, the fractional share that would so result shall entitle such shareholder to a cash payment in lieu thereof at a price equal to the fraction to which the shareholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date of the Effective Time. The par value of each share of issued and outstanding common stock shall not be affected by the reverse stock split.

3. These Articles of Amendment were adopted pursuant to the Act.

In witness whereof, the undersigned has set his hand as of [__], 2024.

Chief Executive Officer

APPENDIX B

PROPOSED AMENDMENT

TO THE FIRST SENTENCE OF ARTICLE V OF THE

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

PINEAPPLE ENERGY INC.

ARTICLE V.

Capital Stock

The authorized capital stock of this corporation shall be ~~One Hundred Twelve Million Five Hundred Thousand (112,500,000)~~ [Two Billion (2,000,000,000)]1 shares of Common Stock of the par value of five cents ($.05) per share (the “Common Stock”) and Three Million (3,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share (the “Preferred Stock”).

1 Subject to proportional downward adjustment for reverse stock split.

PRELIMINARY COPY -- SUBJECT TO COMPLETION

PINEAPPLE ENERGY INC. SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945	VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 11, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 9, 2024 for shares held in the ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PEGY2024SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 11, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 9, 2024 for shares held in the ESOP Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	V32050-Z87125 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PINEAPPLE ENERGY INC.

The Board of Directors recommends you vote FOR Proposals No. 1 through 3 below.
		For	Against	Abstain
1.	To approve an amendment to the Company's Amended and Restated Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company's common stock at a ratio within a range of 1-for-25 to 1-for-200 (as may be determined by the Board).	□	□	□

2.	To approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company's common stock from 112,500,000 to 2,000,000,000, subject to a proportional downward adjustment for any reverse stock split that is approved and implemented.	□	□	□

3.	To approve one or more adjournments of the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve any of the proposals at the time of the special meeting.	□	□	□

NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3.

Please date and sign exactly as your name(s) appear(s) hereon, indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PINEAPPLE ENERGY INC. SPECIAL MEETING OF SHAREHOLDERS April 12, 2024 10:00 a.m., Central Standard Time

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

V32051-Z87125

PINEAPPLE ENERGY INC.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 12, 2024.

The undersigned hereby appoints Kyle Udseth and Eric Ingvaldson, or either of them, as proxies, with full power of substitution to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Pineapple Energy Inc., to be held through a virtual special meeting that will be accessible at www.virtualshareholdermeeting.com/PEGY2024SM to be held on April 12, 2024 at 10:00 a.m., CT, or at any adjournment thereof, upon any and all matters that may properly be brought before the meeting or at any adjournment thereof, hereby revoking all former proxies.

(Continued and to be marked, dated and signed, on the other side)